Exhibit 5.1

DLA Piper LLP (US) 701 Fifth Avenue, Suite 6900 Seattle, Washington 98104-7044 www.dlapiper.com T 206.839.4800 F 206.839.4801

January 21, 2020

Adaptive Biotechnologies Corporation

1551 Eastlake Avenue East, Suite 200

Seattle, Washington 98102

  Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2020 (as may be amended, the “Registration Statement”), relating to an underwritten public offering of up to 9,200,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), to be sold by the selling shareholders identified in such Registration Statement (including 1,200,000 Shares that may be sold pursuant to the exercise of an over-allotment option to be granted to the underwriters).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Washington.

On the basis of the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable, except for 100,000 Shares that are to be sold by a selling shareholder upon the exercise of vested options, which will be validly issued, fully paid and nonassessable upon exercise and payment in accordance with the terms of the options pursuant to which such shares are to be issued.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)